Exhibit 15.1

November 6, 2014

Severstal Columbus, LLC

Columbus, Mississippi

Re:  Registration statements of Steel Dynamics, Inc. (Forms S-8 Nos. 333-19541, 333-27549, 333-55888, 333-133493, and 333-147271; Forms S-3 Nos. 333-82210, 333-90594, and 333-103672 and Forms S-4, Nos. 333-99855, 333-115252, 333-131100, 333-147650, 333-191627, and 333-189087)

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated September 3, 2014 related to our review of interim information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Jackson, Mississippi